Accounting & Consulting Group, LLP

EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 of PSM Holdings, Inc., a Nevada corporation, (the “Company”) of our report dated September 28, 2007, relating to the Company’s consolidated balance sheets as of June 30, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years ended June 30, 2007 and 2006, and to the reference to our firm under the caption “Experts” in the prospectus included with this registration statement.

/s/ Accounting & Consulting Group, LLP
Accounting & Consulting Group, LLP
Certified Public Accountants

Carlsbad, New Mexico
June 19, 2008